EXHIBIT 10.12

FIRST AMENDMENT TO AMENDED AND RESTATED
MASTER DEVELOPMENT AGREEMENT

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED MASTER DEVELOPMENT AGREEMENT (the “First Amendment”) is made and entered this 24th day of January, 2017 among EPT CONCORD II, LLC, a Delaware limited liability company (“EPT”), EPR CONCORD II, L.P., a Delaware limited partnership (“EPR LP”), Adelaar Developer, LLC, a Delaware limited liability company (“Adelaar Developer”), each having offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 (“EPT,” “EPR LP,” and “Adelaar Developer” herein collectively referenced as “EPR”), Montreign Operating Company, LLC, a New York limited liability company, Empire Resorts Real Estate I, LLC and Empire Resorts Real Estate II, LLC, each a New York limited liability company having an address at 204 State Route 17B, Monticello, New York 12701 (herein collectively referenced as “Empire Developers,” and together with EPR, the “Parties”).

WITNESSETH:
WHEREAS, on December 28, 2015, the Parties entered into an Amended and Restated Master Development Agreement (the “MDA”); and
WHEREAS, pursuant to Section 6.2 of the MDA, the Parties agreed to fund and allocate between and among them certain Electric Service Costs, which were not included in the calculation of the Common Infrastructure Costs or the Capital Assessment Cap Amount; and
WHEREAS, Schedule 2 to the MDA set forth the Common Infrastructure Costs; and
WHEREAS, Schedule 3 to the MDA set forth the Capital Assessment Cap Amount; and
WHEREAS, the Parties desire to revise Article 6 of the MDA, and Schedules 2 and 3, in order to reflect additional Common Infrastructure Costs relating to Electric Service Costs and the closing of the tax-exempt bond financing; and
WHEREAS, the Parties also desire to revise the legal descriptions of the Casino Parcel, the Golf Course Parcel and the Entertainment Village Parcel (in each case, as defined in the MDA);
NOW, THEREFORE, in consideration of the recitals, the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Section 2.1 of the MDA is hereby revised to delete the definition of “Empire Common Infrastructure Cap”.
2.Section 6.2 of the MDA shall be amended and restated as follows:

(a)EPR has caused the Infrastructure Consultants to develop an estimated budget for the costs of the Common Infrastructure Work (the “Common Infrastructure Costs”), which includes the hard costs and soft costs (including the cost of designing the Infrastructure Plans, permitting, etc.) of the Common Infrastructure Work (the “Common Infrastructure Budget”). The Common Infrastructure Budget, annexed hereto as Schedule 2, has been approved by each party, and may be modified only in accordance with Section 6.2(h).

(b)EPR shall supervise, construct and Complete, or cause to be supervised and constructed and Completed, at its sole cost and expense except as hereinafter provided, the Common Infrastructure Work in accordance with the Infrastructure Plans, including, without limitation, the access drives, grading, drainage, entry road, paving, lighting, striping, landscaping up to, but not including the perimeter curb lines of the Empire Parcels and all off-site work such as curb cuts, acceleration and deceleration lanes, road widening, bridges, interchanges, traffic signals and sanitary sewer lines, in accordance with the Infrastructure Plans, as same may be amended in accordance with this Agreement. EPR shall complete such Common Infrastructure Work in accordance with the Project Schedule, as same may be amended in accordance with Section 9.3 hereof, free and clear of all material liens (other than immaterial amounts that will be paid in the ordinary course of business or are being contested in good faith).

(c)EPR and the Empire Developers acknowledge that EPR intends to finance the Common Infrastructure Costs through tax-exempt bonds issued by a local development corporation established pursuant to Section 1411 of the Not-for-Profit Corporation Law. The debt service and repayment of the principal for such bonds with respect to the initial construction and placement into service of the Common Infrastructure Work shall be paid from special assessments levied on property within Special Improvement Districts established pursuant to Article 12 of the Town Law or other applicable law (the “Special District Capital Assessments”). Notwithstanding anything herein to the contrary, the amount of the bond issue shall not be subject to the Empire Developers’ approval or consent, so long as (i) the financing is substantially in the form approved by the Empire Developers and (ii) the Special District Capital Assessments payable each year by each of the Empire Developers for each of the Casino Parcel, Golf Course Parcel and Entertainment Village Parcel, respectively, shall not exceed the Capital Assessments Cap Amount. The annual “Capital Assessments Cap Amount” shall equal, with respect to each of the Casino Parcel, Golf Course Parcel and Entertainment Village Parcel, the amounts set forth on Schedule 3 hereto in the “Annual Debt Service” table for each respective parcel. Any Special District Capital Assessments in excess of the Capital Assessments Cap Amount shall be payable by EPR in accordance with the Ground Leases and may be deducted from the Purchase Price (as defined in and in accordance with the Purchase Option Agreement).

(d)EPR and the Empire Developers hereby agree to cooperate with the Governmental Authorities to endeavor to limit the applicable portion of the Special District Capital Assessments with respect to the costs of the initial construction and placement into service of the Common Infrastructure Work for the Casino Parcel, Golf Course Parcel, Entertainment Village Parcel and Waterpark Project to no more than the amounts set forth in Schedule 3. The Capital Assessments Cap Amount shall not include unrelated future special assessments, other district assessments, or assessments required in each case to the extent, and only to the extent, as a result of changes to the Empire Project development plans which require materially greater infrastructure support than as set forth in the Infrastructure Plans or as otherwise arising as a result of system-wide upgrades, enhancements, improvements or additions to the Common Infrastructure Work required by a Governmental Authority, which the parties expect to be allocated pro rata amongst all members of the applicable Special Improvement Districts. For avoidance of doubt, each of the Empire Developers shall pay any charges for the operation and maintenance costs of the Common Infrastructure Work (the “Special District O&M Assessments’) applicable to its portion of the Empire Project, and the Capital Assessments Cap Amount shall only apply to the Special District Capital Assessments levied on the Casino Parcel, the Golf Course Parcel and the Entertainment Village Parcel. Additionally, if the Casino Developer exercises the Purchase Option, then following the Purchase Date (as defined in and in accordance with the Purchase Option Agreement), EPR shall have no responsibilities with respect to any Capital Assessments in excess of the Capital Assessments Cap Amount (it being understood that the Casino Developer shall receive a credit against the Purchase Price (as defined in and in accordance with the Purchase Option Agreement) for any such amounts subject to and in accordance with the terms of the Purchase Option Agreement).

(e)[Intentionally omitted.]

(f)[Intentionally omitted.]

(g)[Intentionally omitted.]

(h)The foregoing provisions of this Section 6 shall not be construed as meaning that the Infrastructure Plans or Common Infrastructure Budget may not be amended or changed subsequent to the date hereof, but notwithstanding the foregoing or anything else set forth herein or any other Project Agreement, any (i) material or substantial change or amendment to the Infrastructure Plans which could have a material, adverse effect on access to or operation of any portion of the Empire Project or on the quality of the Common Infrastructure Work or (ii) will increase the Common Infrastructure Budget by more than 15% (each of (i) and (ii), a “Material Change”) shall require the advance written approval of the Empire Developers. In addition, for avoidance of doubt, in no event shall each of the Empire Developers be responsible for any portion of the Common Infrastructure Costs in excess of the Capital Assessments Cap Amount for each of the Casino Parcel, Golf Course Parcel and Entertainment Village Parcel, respectively, (including, without limitation, as a result of a Material Change), provided that, for avoidance of doubt, Special District Capital Assessments arising pursuant to the penultimate sentence of Section Error! Reference source not found. of this Agreement are not included in the Common Infrastructure Work and shall not be subject to the Capital Assessments Cap Amount. The notice from EPR of a Material Change shall describe in detail the change or amendment to the Infrastructure Plans in question. If the Empire Developers shall withhold approval, the reasons for such approval shall be specified in a written notice from the Empire Developers to EPR. EPR shall, at its option, thereafter modify the Material Change to address the Empire Developers’ objection, and shall resubmit the same to the Empire Developers for the Empire Developers’ approval. Whenever either of EPR or the Empire Developers is granted an approval right for purposes of Section 6.2, such approval shall not be unreasonably withheld. Any disputes arising out of the approval of the Infrastructure Plans or Common Infrastructure Costs or the application of the Capital Assessments Cap Amount shall be resolved in accordance with Article 12.
(i)EPR agrees to bring temporary electricity to the Project in accordance herewith and with the Project Schedule, and the Casino Developer has contributed $175,000.00 towards the capital costs of bringing such temporary electricity to the Project, receipt of which is hereby acknowledged by EPR.

(j)The provisions of this Section 6.2 shall survive the expiration or earlier termination of this Agreement.

3.Schedule 2 to the MDA shall be replaced with a new Schedule 2, a copy of which is annexed hereto.

4.Schedule 3 to the MDA shall be replaced with a new Schedule 3, a copy of which is annexed hereto.

5.Exhibit B of the MDA shall be replaced with a new Exhibit B, a copy of which is annexed hereto.

6.Except as herein amended, all other terms and provisions of the MDA remain in full force and effect.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.
EPR:
EPT CONCORD II LLC, a Delaware limited liability company

By:	/s/ Gregory K. Silvers

Name:	Gregory K. Silvers

Title:	Manager/President

EPR CONCORD II. L.P., a Delaware limited partnership

By:	EPR TRS HOLDINGS, INC.,
a Missouri corporation,
its general partner

By: /s/ Gregory K. Silvers
Name: Gregory K. Silvers
Title: Manager/President

ADELAAR DEVELOPER, LLC,
a Delaware limited liability company

By:	/s/ Gregory K. Silvers

Name:	Gregory K. Silvers

Title:	Manager/President

EMPIRE DEVELOPERS:
MONTREIGN OPERATING COMPANY LLC, a New York limited liability company
By:    /s/ Joseph D’Amato

Name:	Joseph D’Amato

Title:	Authorized Signatory

EMPIRE RESORTS REAL ESTATE I, LLC, a New York limited liability company
By:    /s/ Joseph D’Amato

Name:	Joseph D’Amato

Title:	Authorized Signatory

EMPIRE RESORTS REAL ESTATE II, LLC, a New York limited liability company
By:    /s/ Joseph D’Amato

Name:	Joseph D’Amato

Title:	Authorized Signatory